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                                                                    Exhibit 23.1


INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Registration Statement No. 333-88308 of Endocare, Inc. on Form S-3 of our report dated March 29, 2002 (which report expresses an unqualified opinion and includes an explanatory paragraph related to the merger of Timm Medical Technologies, Inc. with and into a wholly-owned subsidiary of Endocare, Inc.), relating to the financial statements of Timm Medical Technologies, Inc. for the year ended December 31, 2001 appearing in this Current Report on Form 8-K/A of Endocare, Inc.


/s/ DELOITTE & TOUCHE LLP


Minneapolis, Minnesota
June 5, 2002